UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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Dade Behring Holdings, Inc.
(Name of Registrant as Specified In Its Charter)
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April 12, 2006

Dear Fellow Dade Behring Shareholder:

It is my pleasure to invite you to the 2006 Annual Meeting of Shareholders of Dade Behring Holdings, Inc. to be held on Wednesday, May 24, 2006, at 3:00 p.m. Central Daylight Time at the Dade Behring Executive Offices, 1717 Deerfield Road, Deerfield, Illinois. You will find directions to the meeting on the back cover of the accompanying Proxy Statement.

At the Annual Meeting, if you are a holder of Dade Behring common stock, we will ask you to elect four directors.

We will also review the progress of the Company during the past year and report on matters of interest to Dade Behring shareholders.

This booklet includes the Notice of the 2006 Annual Meeting and the Proxy Statement. The Proxy Statement describes the business that we will conduct at the Annual Meeting. The Proxy Statement and the Company’s Annual Report to Shareholders for the fiscal year ended December 31, 2005 provide information about the Company you should consider when you vote your shares.

It is important that your shares will be represented and voted at the Annual Meeting. If you plan to attend, please check the box provided on the proxy card. Whether or not you plan to attend the Annual Meeting in person, we urge you to complete, sign and return the enclosed proxy card in the accompanying postage-paid envelope, or to vote by telephone.

Sincerely,
/s/ JIM REID-ANDERSON
Jim Reid-Anderson Chairman of the Board, President and Chief Executive Officer

1717 Deerfield Road, Deerfield, IL 60015

NOTICE OF THE 2006 ANNUAL MEETING OF SHAREHOLDERS

April 12, 2006

To our Shareholders:

THE 2006 ANNUAL MEETING OF SHAREHOLDERS OF DADE BEHRING HOLDINGS, INC., a Delaware corporation (the “Company”), will be held on Wednesday, May 24, 2006, at 3:00 p.m. Central Daylight Time at the Dade Behring Executives Offices, 1717 Deerfield Road, Deerfield, Illinois, for the following purposes:

1.                To elect three directors to hold office for three years and one director to hold office for two years; and

2.                To transact such other business as may properly come before the Annual Meeting.

Only shareholders of record at the close of business on March 27, 2006 will be entitled to vote at the Annual Meeting.

A copy of the Company’s Annual Report to Shareholders for the fiscal year ended December 31, 2005 is being mailed to you with this Notice and the Proxy Statement.

By order of the Board of Directors,
/s/ LOUISE S. PEARSON
Louise S. Pearson Vice President, General Counsel and Corporate Secretary

All shareholders are cordially invited to attend the Annual Meeting, but whether or not you expect to attend the Annual Meeting in person, please vote your shares by proxy, either by completing, signing, and returning the enclosed proxy card in the postage-paid envelope provided, or by calling the telephone number and following the instructions provided on your proxy card.

TABLE OF CONTENTS

ABOUT OUR ANNUAL MEETING	1
Why have I received these materials?	1
Who is entitled to vote at the Annual Meeting?	1
How do I vote my shares at the Annual Meeting?	1
Can I change my vote after I return my proxy card or after I vote by telephone?	1
What constitutes a quorum for purposes of the Annual Meeting?	1
What vote is required to approve a proposal?	2
What effect does an abstention have?	2
What are “broker non-votes”?	2
How does the Board recommend that I vote my shares?	2
Who will bear the expense of soliciting proxies?	2
How may a shareholder make a proposal or nominate a candidate for election as a director?	2
How may I obtain electronic access to proxy materials and annual reports to shareholders?	3
ELECTION OF DIRECTORS	4
CORPORATE GOVERNANCE AND DIRECTOR-RELATED MATTERS	7
Board of Directors	7
Board Committees	7
Audit Committee	7
Compensation Committee	8
Governance Committee	8
Consideration of Director Nominees	9
Shareholder Nominees	9
Director Qualifications	9
Identifying and Evaluating Nominees for Directors	9
Communications with Directors	9
Director Compensation	10
AUDIT COMMITTEE INFORMATION	11
Report of Audit Committee	11
Independent Registered Public Accounting Firm Information	12
Independent Registered Public Accounting Firm Fees	12
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	13
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	14
EXECUTIVE COMPENSATION AND OTHER INFORMATION	14
Report on Executive Compensation	14
Performance Graph	20
Summary Compensation Table	21
Option Grants in 2005	22
Aggregated Option Exercises in 2005 and Option Values as of December 31, 2005	23
Employment Contracts, Termination of Employment and Change in Control Arrangements	23
Pension Plans	25
ANNUAL REPORT ON FORM 10-K	26

i

DADE BEHRING HOLDINGS, INC.

1717 Deerfield Road, Deerfield, IL 60015

PROXY STATEMENT
FOR THE 2006 ANNUAL MEETING OF SHAREHOLDERS

ABOUT OUR ANNUAL MEETING

Why have I received these materials?

The accompanying proxy, which is being mailed and made available electronically to shareholders on or about April 12, 2006, is solicited by the Board of Directors of Dade Behring Holdings, Inc. (referred to throughout this Proxy Statement as “Dade Behring,” “the Company,” “we” and “us”) in connection with our Annual Meeting of Shareholders that will take place on Wednesday, May 24, 2006 at 3:00 p.m. Central Daylight Time at the Dade Behring Executive Offices, 1717 Deerfield Road, Deerfield, Illinois. You are cordially invited to attend the Annual Meeting and are requested to vote for each of the individuals nominated for election as a Dade Behring director.

Who is entitled to vote at the Annual Meeting?

Shareholders at the close of business on March 27, 2006 will be entitled to notice of and to vote at the Annual Meeting. As of such date, there were 88,160,621 shares of Dade Behring common stock outstanding, each entitled to one vote.

How do I vote my shares at the Annual Meeting?

If you are a “record” shareholder of common stock (that is, if you hold common stock in your own name in Dade Behring’s stock records maintained by our transfer agent, Mellon Shareholder Services), you may vote your shares by completing and signing the accompanying proxy card and returning it to Dade Behring by mail or delivering it in person. If you vote your shares using the proxy card, Dade Behring must receive your completed and signed proxy card no later than when proxy holders vote the shares represented by proxies at the Annual Meeting. In addition, shareholders in the United States may vote by using a toll-free telephone number by following the instructions included with your proxy card. The telephone voting facilities for shareholders of record will close at 11:59 P.M. Eastern Standard Time on May 23, 2006.

“Street name” shareholders of common stock (that is, shareholders who hold common stock through a broker or other nominee) should follow the instructions provided by their broker or nominee to instruct the broker or nominee how to vote.

Can I change my vote after I return my proxy card or after I vote by telephone?

Yes. After you have submitted a proxy, you may change your vote at any time before the proxy is exercised by submitting a notice of revocation or a proxy bearing a later date. Regardless of whether you voted using the proxy card or by telephone, you may change your vote either by submitting a proxy card or by voting by telephone prior to the time at which the telephone voting facilities close by following the procedures applicable to those methods of voting. In each event, the later submitted vote will be recorded and the earlier vote revoked. In addition, you may vote or change your vote by casting a ballot in person at the Annual Meeting. If you hold your shares in street name, you will need to follow the instructions for changing your vote that you receive from the institution that holds your shares.

What constitutes a quorum for purposes of the Annual Meeting?

The presence at the Annual Meeting in person or by proxy of the holders of a majority of the voting power of all outstanding shares of common stock entitled to vote will constitute a quorum for the transaction of business. Proxies marked as abstaining (and proxies containing broker non-votes) on any matter to be acted upon by shareholders will be treated as present at the meeting for purposes of determining a quorum but will not be counted as votes cast on such matters.

What vote is required to approve a proposal?

The election of directors at the Annual Meeting requires the affirmative vote of a plurality of the votes cast at the Annual Meeting by shares represented in person or by proxy and entitled to vote for the election of directors. This means that the four nominees for director who receive the most affirmative votes will be elected.

What effect does an abstention have?

A properly executed proxy marked “ABSTAIN” with respect to any matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. An abstention will have no effect on the outcome of the election of directors, but an abstention on any other matter properly brought before the Annual Meeting will have the effect of a negative vote on that matter. If you hold your shares in “street name” through a broker or other nominee, shares represented by “broker non-votes” will be counted in determining whether there is a quorum, but will not be counted as votes cast on any matter.

What are “broker non-votes”?

If you hold shares through a broker, bank or other nominee, generally the nominee will vote the shares for you in accordance with your instructions. Stock exchange and NASD rules prohibit a broker from voting shares held in a brokerage account on some proposals if the broker does not receive voting instructions from you. Shares that are represented by proxy, but that are not voted on a particular matter are counted for determining the quorum but are not voted on the particular matter.

How does the Board recommend that I vote my shares?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. The Board unanimously recommends a vote FOR the election of the nominated directors.

With respect to any other matter that properly comes before the Annual Meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in the proxy holders’ own discretion in the best interests of Dade Behring. At the date this Proxy Statement went to press, the Board of Directors had no knowledge of any business other than the election of four directors described in this Proxy Statement that will be presented for consideration at the Annual Meeting.

Who will bear the expense of soliciting proxies?

Dade Behring will bear the cost of soliciting proxies for the Annual Meeting. In addition to the solicitation by mail, proxies may be solicited personally or by telephone, facsimile or electronic transmission by our employees. We will reimburse brokers holding common stock in their names or in the names of their nominees for their expenses in forwarding the proxy materials to the beneficial owners of our common stock.

How may a shareholder make a proposal or nominate a candidate for election as a director?

Any shareholder who intends to present a proposal at Dade Behring’s annual meeting of shareholders to be held in 2007 and who wishes to have the proposal included in Dade Behring’s proxy statement for that meeting must deliver the proposal to Louise S. Pearson, the Corporate Secretary, by no later than

December 13, 2006. All proposals must satisfy the rules and regulations of the Securities and Exchange Commission to be eligible for inclusion in the proxy statement.

Shareholders may present proposals that are proper subjects for consideration at an annual meeting, even if the proposal is not submitted by the deadline for inclusion in the proxy statement. To do so, the shareholder must comply with the procedures specified in Dade Behring’s bylaws. The bylaws require all shareholders who intend to make proposals at an annual meeting to submit their proposals to the Corporate Secretary not fewer than 90 and not more than 120 days before the anniversary date of the previous year’s annual meeting.

The bylaws also provide that nominations for director may only be made by the Board of Directors (or an authorized board committee) or by a shareholder entitled to vote who sends notice to Dade Behring not fewer than 90 nor more than 120 days before the anniversary date of the previous year’s annual meeting and complies with the procedures and requirements specified in Dade Behring’s bylaws.

To be eligible for consideration at the 2007 annual meeting, proposals which have not been submitted by December 13, 2006 and nominations for director must be received by the Corporate Secretary between January 24, 2007 and February 23, 2007. This advance notice period is intended to allow all shareholders to have an opportunity to consider all business and nominees expected to be considered at the meeting.

All submissions to, or requests from, the Corporate Secretary should be made to Dade Behring’s principal executive offices at 1717 Deerfield Road, Deerfield, Illinois 60015-0778. A copy of Dade Behring’s bylaws is available, without charge, upon written request to the Corporate Secretary at that address and on Dade Behring’s Internet site at www.dadebehring.com.

How may I obtain electronic access to proxy materials and annual reports to shareholders?

This Proxy Statement and Dade Behring’s 2005 Annual Report to Shareholders are available on Dade Behring’s Internet site at www.dadebehring.com. Most shareholders can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. If you are a record shareholder, you can choose this alternative and save Dade Behring the cost of producing and mailing these documents by following the instructions provided on your proxy card or by following the instructions provided if you vote by telephone. If you are a street name shareholder, please refer to the information provided by the institution that holds your shares and follow that institution’s instructions on how to elect to view future proxy statements and annual reports over the Internet.

ELECTION OF DIRECTORS

Our Board of Directors currently consists of eight members and is divided into three classes, Class 1, Class 2 and Class 3. Each year, the directors in one of the three classes are elected to serve a three-year term. Messrs. James W. P. Reid-Anderson, Jeffrey D. Benjamin and Alan S. Cooper are Class 1 directors and have been nominated and unanimously recommended by the Board of Directors for election at the Annual Meeting. If elected, each of them will serve until our 2009 annual meeting and until his successor has been duly elected and qualified or until his earlier resignation or removal. In addition, Ms. Beverly A. Huss is a Class 3 director and has been nominated and unanimously recommended by the Board of Directors for election at the Annual Meeting. If elected, she will serve until our 2008 annual meeting and until her successor has been duly elected and qualified or until her earlier resignation or removal. The Class 2 directors will be considered for election at our 2007 annual meeting. The Class 3 directors will be considered for election at our 2008 annual meeting.

Directors will be elected by the affirmative vote of a plurality of the votes cast at the Annual Meeting.

Information with respect to Nominees and Continuing Directors

The following table sets forth information as of the Annual Meeting date for persons who serve as our directors.

Name	Age	Position	Term Expires	Audit Committee Member	Compensation Committee Member	Governance Committee Member
James W. P. Reid-Anderson	47	Chairman, President and CEO	2006
N. Leigh Anderson, Ph.D.	56	Director	2007	X
James G. Andress	67	Director	2007		X	X
Jeffrey D. Benjamin	44	Director	2006		X	X
Alan S. Cooper	47	Director	2006		X	X
Beverly A. Huss.	46	Director	2006		X	X
Richard W. Roedel	56	Director	2008	X
Samuel K. Skinner	67	Director	2008	X

Nominees for Election at this Annual Meeting (Class 1 and Class 3)

James W. P. Reid-Anderson was elected to the Board of Directors in 2000 and was named Chairman of the Board of Directors in October 2002. Mr. Reid-Anderson has served as President and Chief Executive Officer since September 2000. Mr. Reid-Anderson joined us in 1996 as Executive Vice President and Chief Financial Officer for Dade Behring Inc. and became Chief Administrative Officer and Chief Financial Officer in September 1997, responsible for all headquarters functions after the combination of Dade and Behring. In April 1999, Mr. Reid-Anderson was promoted to President and Chief Operating Officer. From 1994 to 1996, Mr. Reid-Anderson worked for Wilson Sporting Goods where he served as Chief Operating Officer and Chief Administrative Officer. In addition, Mr. Reid-Anderson had responsibility for the company’s international unit. He also held financial positions of increasing responsibility at PepsiCo, Inc., Grand Metropolitan PLC and Mobil Oil Corporation, with roles based in Europe, Asia and North America. Mr. Reid-Anderson is a fellow of the Association of Chartered Certified Accountants and holds a degree with honors from the University of Birmingham in England.

Jeffrey D. Benjamin was appointed as a director on October 3, 2002 and is a member of the Compen-sation and Governance Committees. Mr. Benjamin has been Senior Adviser to Apollo Management, L.P., a private investment firm, since September 2002. From January 2002 until September 2002, he was Managing Director of Libra Securities LLC, an investment banking firm. Previously, he served as

Co-Chief Executive Officer of U.S. Bancorp Libra, an investment banking firm, from January 1999 until December 2001. Mr. Benjamin is a director of publicly held Chiquita Brands International, Inc., an international producer and distributor of fresh produce; Exco Resources, Inc., engaged in the development and exploitation of oil and natural gas properties in North America; and NTL Incorporated, a cable and broadband supplier of communications and entertainment services primarily in the United Kingdom.

Alan S. Cooper was appointed as a director on October 3, 2002 and is Chairperson of the Governance Committee and a member of the Compensation Committee. Since April 1, 2003, Mr. Cooper has been a Managing Partner of Jet Capital Management, a New York based private investment firm specializing in risk arbitrage, capital structure arbitrage and other event-driven investing. Prior to such time, Mr. Cooper had been a Principal of Redwood Capital Management hedge fund located in Englewood Cliffs, New Jersey from 2000 to March 2003. Prior to joining Redwood Capital, he served as General Counsel to Dickstein Partners, Inc. from 1992 to 2000 and also as Vice President beginning in 1994.

Beverly A. Huss was appointed as a director on July 28, 2005 and is a member of the Compensation and Governance Committees. Ms. Huss has been employed by Guidant Corporation, a manufacturer of surgical and medical instruments since 1986 where she has held positions of increasing responsibility and most recently was President of the Endovascular Solutions division. From 1982 to 1986 she held engineering positions at Honeywell Inc. and Jones & Laughlin. Ms. Huss serves as senior advisor to Pervasis Therapeutics Corporation, a Cambridge Massachusetts-based company engaged in cell therapy and also serves as Chairman of the Board of the American Heart Association Silicon Valley Chapter. Ms. Huss holds an M.S. in technology management from Pepperdine University and a B.S. in metallurgical engineering from the University of Illinois.

Directors with Terms Expiring in 2007 (Class 2)

N. Leigh Anderson, Ph.D. was appointed as a director on October 3, 2002 and is a member of the Audit Committee. Dr. Anderson is Founder and Chief Executive Officer of the Plasma Proteome Institute, or PPI, in Washington, D.C. Dr. Anderson also consults through Anderson Forschung Group, where he is a Principal. Prior to founding PPI, he was Chief Scientific Officer at Large Scale Biology Corporation, or LSBC, whose proteomics division he founded in 1985 and led as Chief Executive Officer prior to its merger in 1999 with Biosource Technologies, which created the current LSBC. He founded, along with Dr. Norman Anderson, the Molecular Anatomy Program at the Argonne National Laboratory in Chicago where his work in the development of 2-D electrophoresis and molecular database technology earned him, among other distinctions, the American Association for Clinical Chemistry’s Young Investigator Award for 1982 and the 1983 Pittsburgh Analytical Chemistry Award.

James G. Andress was appointed as a director on October 3, 2002 and is Chairperson of the Compensation Committee and a member of the Governance Committee. From 1996 through 2000, Mr. Andress served as President and Chief Executive Officer of Warner Chilcott, PLC. Warner Chilcott is a pharmaceutical company that develops prescription drugs in the areas of women’s health care, urology, dermatology and cardiology. He was appointed Chairman of Warner Chilcott, PLC in 1998. Mr. Andress is a director and Chairman of the Audit Committee of publicly-held The Allstate Corporation; a director and Chairman of the Audit Committee of publicly-held Xoma Corporation, a biopharmaceutical development company; and a director of Sepracor Inc., a research based pharmaceutical company.

Directors with Terms Expiring in 2008 (Class 3)

Richard W. Roedel was appointed as a director on October 3, 2002 and is Chairperson of the Audit Committee. From 1985 through 2000, he was employed by BDO Seidman, LLC first as an Audit Partner, later being promoted in 1990 to Managing Partner in Chicago and then Managing Partner in New York in 1994 and finally in 1999 to Chairman and Chief Executive Officer. In October of 2002, he joined the

Board of Directors of Take-Two Interactive Software, Inc. as Chairman of the Audit Committee and served in several capacities through June 2005, including Chairman and Chief Executive Officer. Mr. Roedel is a director and Chairman of the Audit Committee of publicly-held Brightpoint, Inc., a distributor of wireless devices and accessories and a provider of outsourced services to mobile operators in the wireless telecommunications and data industry. Mr. Roedel is a director of publicly-held HIS, Inc., a global provider of critical technical information, decision support tools and related services to the energy, defense, aerospace, construction, electronics and automotive industries. He is also a director and Chairman of the Audit Committee of Luna Innovations Incorporated, a manufacturer of molecular technology and sensor products and a provider of contract research and development services and a director of the Association of Audit Committee Members, Inc., a not-for-profit organization dedicated to strengthening the audit committee by developing best practices. Mr. Roedel holds a B.S. in Accounting and Economics from The Ohio State University and is a Certified Public Accountant.

Samuel K. Skinner was appointed as a director on February 18, 2004. Mr. Skinner was President and Chief Executive Officer of USFreightways from July 2000 to May 2003 and in addition was Chairman of the Board of USFreightways from January 1, 2003 through May 2003. From October 1998 to July 2000, Mr. Skinner was a partner and Co-Chairman of the law firm of Hopkins & Sutter. From February 1993 to April 1998, he was President and a director of Commonwealth Edison Company and its parent company, Unicom Corporation. Prior to joining Commonwealth Edison, he served as Chief of Staff to former President George Bush. Prior to his White House service, Mr. Skinner served in the President’s cabinet for nearly three years as U.S. Secretary of Transportation. From 1977 to 1989, Mr. Skinner practiced law as a senior partner in the Chicago law firm of Sidley & Austin (now Sidley Austin). From 1984 to 1988, while practicing law full time, he also served as Chairman of the Regional Transportation Authority of Northeastern Illinois and was appointed by President Reagan as Chairman of the President’s Commission on Organized Crime. From 1968 to 1975, Mr. Skinner served in the office of the United States Attorney for the Northern District of Illinois and in 1977 President Ford appointed him United States Attorney, one of the few career prosecutors to ever hold such a position. Mr. Skinner is a director of publicly-held Click Commerce, Inc., a provider of e-business software solutions; DiamondCluster International Inc., a global provider of management consulting services; Express Scripts, Inc., a provider of pharmacy benefit management services; Midwest Air Group, Inc., a licensed commercial air carrier; and Navigant Consulting, Inc., a provider of financial, litigation, healthcare and energy consulting services.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE
ELECTION OF MESSRS. JAMES W. P. REID-ANDERSON, JEFFREY D. BENJAMIN AND
ALAN S. COOPER AS CLASS 1 DIRECTORS AND FOR THE
ELECTION OF MS. BEVERLY A. HUSS AS A CLASS 3 DIRECTOR

CORPORATE GOVERNANCE AND DIRECTOR-RELATED MATTERS

Board of Directors

Dade Behring is managed under the direction of an eight member Board of Directors. In fulfilling its duties, the Board of Directors and its Committees oversee the corporate governance of Dade Behring, oversee and advise management in developing our financial and business goals, evaluate management’s performance in pursuing and achieving those goals, and oversee our public disclosures and the disclosure processes. During fiscal 2005, the Board held eleven meetings including seven telephonic meetings. Each director attended 75% or more of the total number of meetings of the Board and of the Committees on which he or she served during the year.

Our policy on director attendance at annual meetings calls for directors to attend the Annual Meeting of Shareholders in the absence of a scheduling conflict or other valid reason. All of the directors then in office attended Dade Behring’s 2005 Annual Meeting of Shareholders held on May 23, 2005.

Executive sessions of non-management directors are generally held incident to regular Board meetings. The non-management directors have not designated a lead director; instead, executive sessions are led by the Committee chair or other director proposing the agenda item. Any non-management director can propose agenda items or request that an additional executive session be scheduled.

Independence

The Board of Directors has determined that each of the seven non-management directors, including all members of the Audit, Compensation and Governance Committees are “independent” as defined by applicable listing standards of The Nasdaq Stock Market currently in effect and approved by the Securities and Exchange Commission (the “SEC”), and all applicable rules and regulations of the SEC, and that each is an “outside director” for purposes of Rule 162(m) of the Internal Revenue Code of 1986, as amended and a non-employee director for purposes of SEC Rule 16b-3.

Financial Expertise

The Board of Directors has determined that two members of the Audit Committee, Richard W. Roedel and Samuel K. Skinner, possess the attributes to be considered financially sophisticated for purposes of applicable Nasdaq Marketplace Rules and that Richard W. Roedel is an “audit committee financial expert” as defined by the rules and regulations of the SEC.

Board Committees

Our Board has the following three standing Committees: Audit Committee, Compensation Committee and Governance Committee, which also serves as the nominating committee. The Board has adopted a written charter for each of the Committees. Copies of the Committee charters and the Governance Manual adopted by the Board are available under the Corporate Governance heading on the Investor Relations Section of our website at www.dadebehring.com. The membership during the last fiscal year and the function of each of the Committees are described below.

Audit Committee

The Audit Committee assists the Board in fulfilling its responsibilities for general oversight of the integrity of our financial statements, compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, the performance of our internal audit function and the work of our independent registered public accounting firm, and risk assessment and risk management. Among other things, the Audit Committee: prepares the Audit Committee report for inclusion in this Proxy Statement; annually reviews the Audit Committee charter and the Committee’s performance; appoints, evaluates and determines the compensation of the independent registered public accounting firm; reviews the scope of the annual audit, the audit fee and the financial statements; pre-approves all audit and permissible non-audit services to be provided by our independent registered public accounting firm; reviews Dade Behring’s disclosure controls and procedures, including internal control over financial reporting, information security policies, the internal audit function, and corporate policies with respect to financial information; establishes procedures for the receipt, retention and treatment of complaints to Dade Behring regarding accounting, internal accounting controls or auditing matters and for the confidential, anonymous submission by our employees of accounting or auditing concerns; oversees investigations into complaints concerning financial matters; approves any related party transactions; and reviews other risks that may have a significant impact on the Company’s financial statements. The Audit Committee works closely with management as well as our independent registered public accounting firm. The Audit Committee has the authority to obtain advice and assistance from, and receives appropriate funding from Dade Behring for, outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties.

The members of the Audit Committee are Richard W. Roedel (Chairperson), N. Leigh Anderson, Ph.D. and Samuel K. Skinner. The Audit Committee held fourteen meetings, including seven telephonic meetings, during 2005. The report of the Audit Committee begins on page 11.

Compensation Committee

Principal responsibilities of the Compensation Committee, as outlined in its charter, are to review, determine and approve overall compensation programs including base salary, short-term and long-term incentive awards for the Company’s senior management and Chief Executive Officer, based on performance evaluations. Other responsibilities are to approve all senior management and the Chief Executive Officer employment contracts, to review and evaluate the performance of the Chief Executive Officer, and to review management’s succession planning and management development recommendations. The Compensation Committee reports its activities to the full Board. The Compensation Committee reviews its charter annually.

The members of the Compensation Committee are James G. Andress (Chairperson), Jeffrey D. Benjamin, Alan S. Cooper and Beverly A. Huss. The Compensation Committee held six meetings, including one telephonic meeting, during 2005. The Report on Executive Compensation by the Compensation Committee begins on page 14.

Governance Committee

The Governance Committee: identifies individuals qualified to become Board members, consistent with criteria approved by the Board; oversees the organization of the Board to discharge the Board’s duties and responsibilities properly and efficiently; and identifies best practices and recommends corporate governance principles, including giving proper attention and making effective responses to shareholder concerns regarding corporate governance. Other specific duties and responsibilities of the Governance Committee include: annually assessing the size, composition and compensation of the Board; developing Board membership qualifications; defining specific criteria for director independence; monitoring compliance with Board and Board committee membership criteria; annually reviewing and recommending directors for continued service; coordinating and assisting management and the Board in recruiting new members to the Board; annually, and together with the Chairman of the Compensation Committee, evaluating the performance of the Chairman of the Board and CEO and presenting the results of the review to the Board and to the Chairman and CEO; reviewing and recommending proposed changes to Dade Behring’s charter and bylaws and Board committee charters; assessing periodically and recommending action with respect to shareholder rights plans or other shareholder protections; recommending Board committee assignments; reviewing and approving any employee director standing for election for outside for-profit boards of directors; reviewing governance-related shareholder proposals and recommending Board responses; overseeing the evaluation of the Board and management; conducting a preliminary review of director independence and the financial literacy and expertise of Audit Committee members.

The members of the Governance Committee are Alan S. Cooper (Chairperson), James G. Andress, Jeffrey D. Benjamin and Beverly A. Huss. The Governance Committee held six meetings, including one telephonic meeting, during 2005.

Consideration of Director Nominees

Shareholder Nominees

The policy of the Governance Committee is to consider properly submitted shareholder nominations for candidates for membership on the Board. Recommendations by shareholders for director nominees should be forwarded to the Corporate Secretary at our principal executive offices and should identify the nominee by name and provide detailed information concerning his or her qualifications. The Company’s bylaws require that shareholders give advance notice and furnish certain information to the Company in order to nominate a person for election as a director. See the discussion under the question “How may a shareholder make a proposal or nominate a candidate for election as a director” on page 2 of this Proxy Statement.

Director Qualifications

The Dade Behring Corporate Governance Manual contains Board membership criteria that the Governance Committee applies to recommended nominees for a position on our Board. Under these criteria, members of the Board should have the highest professional and personal ethics and values, consistent with longstanding Dade Behring values and operating principles. They should have demonstrated management ability at high levels in successful organizations. They should have expertise germane to Dade Behring’s operations in a global setting and to provide insight and practical wisdom based on experience. They should have sufficient time to carry out their obligations as a director and limit their service on other boards to a number that permits them, given their individual circumstances, to perform responsibly all director duties. They should be committed to enhancing shareholder value. Each director must represent the interests of all shareholders.

Identifying and Evaluating Nominees for Directors

The Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Governance Committee regularly assesses the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Governance Committee through current Board members, professional search firms, shareholders or other persons. These candidates are evaluated at regular or special meetings of the Governance Committee, and may be considered at any point during the year. Beverly A. Huss was recommended as a candidate for election as a director by the Governance Committee.

Communications with Directors

In order to provide security holders and other interested parties with a direct and open line of communication, the Board has adopted the following procedures for communications to directors.

Shareholders and other interested persons may communicate with the Chairs or other members of our Audit, Compensation and Governance Committees by using the following e-mail addresses: Audit Committee (auditchair@dadebehring.com), Compensation Committee (compchair@dadebehring.com) and Governance Committee (govchair@dadebehring.com).

Director Compensation

The Board believes that providing competitive compensation is necessary to attract and retain qualified non-management directors. The key elements of director compensation are an annual cash retainer, Committee chair retainer, Audit Committee member retainer and equity-based compensation.

Annual Retainers

Directors who are not employees of the Company each received an annual cash retainer of $55,000 during 2005. Mr. Roedel received an additional $20,000 annual retainer in 2005 for his service as Audit Committee Chair. In 2005, Mr. N. Leigh Anderson and Mr. Skinner each received an additional $5,000 annual retainer for their respective service as Audit Committee members. Mr. Andress and Mr. Cooper each received an additional $5,000 annual retainer during 2005 for their respective service as Compensation Committee Chair and Governance Committee Chair.

Retainers are paid in quarterly installments in advance. Directors may defer receipt of some or all of the retainer amounts otherwise payable to them and invest the deferred amounts in common stock units under the Dade Behring Nonemployee Directors’ Deferred Stock Compensation Plan. Dividend equivalents accrued under the plan are invested in additional common stock units. During fiscal year 2005, $0.2 million of these retainer amounts were deferred and invested in common stock units. Directors are reimbursed for travel, lodging and other expenses incurred incident to their service as directors.

Equity Compensation

Each nonemployee director serving in 2002 received a grant of options in 2002 to purchase 50,000 shares of common stock. Mr. Skinner was granted 50,000 stock options at a market value exercise price of $19.25 in 2004 upon approval of the Dade Behring 2004 Incentive Compensation Plan. All of the options granted to directors in 2002 and 2004 became fully vested on October 3, 2005. In July 2005, we granted 16,800 stock options at a market value exercise price of $37.98 per share to newly appointed director Beverly A. Huss. The stock options vest in three equal annual installments beginning July 28, 2006.

On October 3, 2005, Mr. N. Leigh Anderson, Mr. Andress, Mr. Benjamin, Mr. Cooper and Mr. Roedel each received a grant of 1,809 restricted stock units. The restricted stock units vest in three equal annual installments beginning October 3, 2006.

Each nonemployee upon first being appointed or elected a director, after January 1, 2005, receives nonqualified stock options equal to a value (based on Black Scholes or binomial model) of $250,000 on the date of grant. The stock options are granted with market value exercise prices under the Dade Behring 2004 Incentive Compensation Plan and vest in equal annual installments on the first, second and third anniversary of the grant date. Nonemployee directors also become eligible for a restricted stock unit award equal to the value of $65,000 on the October 3rd following completion of three years of service and each October 3rd thereafter. The number of restricted stock units awarded is determined annually by dividing $65,000 by the fair market value of the Company’s shares on each October 3rd. The restricted stock units vest on the first, second and third anniversary of the date the director becomes eligible for the award. Director stock options and restricted stock units are granted and administered under the Dade Behring 2004 Incentive Compensation Plan.

AUDIT COMMITTEE INFORMATION

The following “Report of Audit Committee” shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission or subject to Regulation 14A under the Securities Exchange Act of 1934, or to the liabilities of Section 18 of the Securities Exchange Act of 1934.

Report of Audit Committee

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal control. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements for the fiscal year ended December 31, 2005 including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with representatives of the Company’s independent registered public accounting firm, who are responsible for expressing an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards (including Statement on Auditing Standards No. 61, Codification of Statements on Auditing Standards, AU Section 380), SAS 99 (Consideration of Fraud in a Financial Statement Audit) and applicable Securities and Exchange Commission rules. In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees) and has discussed with the representatives of the independent registered pubic accounting firm, the independence of that firm and its representatives from management and the Company. The Audit Committee has also considered the compatibility of the provision of permissible nonaudit services with such firm’s independence.

The Audit Committee discussed with the Company’s internal auditors and the independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditors and representatives of the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal control over financial reporting, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE
Richard W. Roedel, Chairperson
N. Leigh Anderson, Ph.D., Committee Member
Samuel K. Skinner, Committee Member

Independent Registered Public Accounting Firm Information

PricewaterhouseCoopers LLP audited the Company’s financial statements for the year ended December 31, 2005. Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting, will have the opportunity to make a statement, if they so desire, and respond to appropriate questions. The independent registered public accounting firm that will audit the Company for fiscal 2006 will be formally retained by the Audit Committee in May 2006.

Independent Registered Public Accounting Firm Fees

The following table shows the fees billed (in millions) by PricewaterhouseCoopers LLP for the audit and other services provided to the Company by PricewaterhouseCoopers LLP for fiscal years 2005 and 2004.

	2005	2004
Audit Fees(1)	$5.7	$7.0
Audit-Related Fees(2)	0.4	0.1
Tax Fees(3)	0.1	0.1
All Other Fees	0.0	0.0
Total	$6.2	$7.2

The Audit Committee pre-approves all audit services to be performed by Dade Behring’s independent registered public accounting firm. The Audit Committee has delegated to the Chair of the Audit Committee the authority to pre-approve permissible audit-related and non-audit services and fees to be performed by Dade Behring’s independent registered public accounting firm, provided that the Chair shall report any decisions to pre-approve such audit-related or non-audit services and fees to the full Audit Committee at its next regular meeting. Audit fees for 2004 are $0.5 million higher than the previously reported amount which did not include the final billing for professional services related to the 2004 audit, including the assessment of internal controls over financial reporting.

(1)          Audit fees represented fees for professional services provided in connection with the audit of our financial statements and review of our quarterly financial statements, including services required under the provisions of the Sarbanes-Oxley Act of 2002, audit services provided in connection with other statutory or regulatory filings, and services related to securities registration audit.

(2)          Audit-related fees consisted primarily of fees for accounting consultation and other attestation services.

(3)          Tax-related fees consisted primarily of fees for consultation services regarding international tax planning and compliance and assistance with tax audits and tax-only valuation services.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table contains certain information regarding the beneficial ownership of our common stock as of March 27, 2006 by each of our named executive officers, each member of our Board of Directors, all directors and executive officers as a group and each person or entity known by us to beneficially own more than five percent of the outstanding shares of our common stock.

Name of Beneficial Owner(1)	Number of Shares Beneficially Owned(2)(3)	Percentage Beneficially Owned
Morgan Stanley(4)	7,506,836	8.5%
JGD Management Corp(5)	6,313,894	7.2%
AXA Assurances I.A.R.D.(6)	5,393,996	6.1%
Janus Capital Management LLC(7)	4,844,928	5.5%
James W.P. Reid-Anderson	1,042,596	1.2%
Dominick M. Quinn	361,960	*
Hiroshi Uchida	114,700	*
John M. Duffey	320,344	*
Mark Wolsey-Paige	164,256	*
N. Leigh Anderson, Ph.D.	39,809	*
James G. Andress	71,571	*
Jeffrey D. Benjamin	108,822	*
Beverly A. Huss	0	*
Alan S. Cooper	67,021	*
Richard W. Roedel	53,809	*
Samuel K. Skinner	50,000	*
All executive officers and directors as a group (12 persons)	2,394,888	2.7%

*                    Less than 1%

(1)          Unless otherwise indicated, the business address of each person named in the table above is c/o Dade Behring Holdings, Inc., 1717 Deerfield Road, Deerfield, Illinois 60015-0778.

(2)          Except as otherwise stated, all share amounts presented in this Proxy Statement have been restated to reflect the 2 for 1 stock split on August 29, 2005. As used in this table, a beneficial owner of a security includes any person who, directly or indirectly, through contract, arrangement, understanding, relationship or otherwise has or shares (1) the power to vote, or direct the voting of, such security or (2) investing power which includes the power to dispose, or to direct the disposition of, such security. In addition, a person is deemed to be the beneficial owner of a security if that person has the right to acquire beneficial ownership of such security within 60 days of March 27, 2006. Except as otherwise noted, the persons and entities listed on this table have sole voting and investment power with respect to all of the shares of Common Stock owned by them. Calculations are based on a total of 88,160,621 shares of Common Stock outstanding as of March 27, 2006.

(3)          Includes the following number of shares of common stock issuable upon exercise of options exercisable within 60 days of March 27, 2006: (1) 285,648 shares by James W.P. Reid-Anderson, (2) 276,792 shares by Dominick M. Quinn, (3) 236,344 shares by John M. Duffey, (4) 30,000 shares by Hiroshi Uchida, and (5) 60,256 shares by Mark Wolsey-Paige, (6) 34,000 shares by N. Leigh Anderson, Ph.D. and (7) 50,000 shares by each of James G. Andress, Jeffrey D. Benjamin, Alan S. Cooper, Richard W. Roedel and Samuel K. Skinner. Includes the following number of shares of common stock issuable under the Dade Behring Nonemployee Directors’ Deferred Stock Compensation Plan within 60 days of termination of service with our Company as a director:

(1) 7,762 shares by Mr. Andress, (2)7,013 shares by Mr. Benjamin, and (3) 7,762 shares by Mr. Cooper.

(4)          This information is based on the Schedule 13G filed with the SEC on February 15, 2006. Includes 3,985 shares for which the beneficial owner reports having shared voting and dispositive power and 141,457 shares for which the beneficial owner reports having neither voting or dispositive power. The address of Morgan Stanley is 1585 Broadway, New York, NY 10036.

(5)          This information is based on the Schedule 13G filed with the SEC on February 14, 2006. The address of JGD Management Corp. is c/o York Capital Management, 767 Fifth Avenue, 17th Floor, New York, New York 10153.

(6)          This information is based on the Schedule 13G filed with the SEC on February 14, 2006. Includes 3,493,200 shares for which the beneficial owner reports having sole voting power and 1,050 shares for which the beneficial owner reports having shared voting power. The address of AXA Assurances I.A.R.D. Mutuelle is 26, rue Drouot 75009, Paris, France.

(7)          This information is based on the Schedule 13G filed with the SEC on February 14, 2006. Includes 101,237 shares for which the beneficial owner reports having shared voting and dispositive power. The address of Janus Capital Management LLC is 151 Detroit Street, Denver, Colorado 80206.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires certain of our executive officers, our directors and persons who own more than 10% of a registered class of our equity securities to file initial reports of ownership and changes in ownership with the SEC. Such executive officers, directors and shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to us and written representations from the applicable executive officers and our directors, all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis for the year ended 2005.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

The following “Report on Executive Compensation” and “Performance Graph” shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission or subject to Regulation 14A under the Securities Exchange Act of 1934 or to the liabilities of Section 18 of the Securities Exchange Act of 1934.

Report on Executive Compensation

Compensation Philosophy

The Company’s executive compensation philosophy is to provide competitive compensation and benefit programs to attract, retain and reward executive talent who are important to the continued success of Dade Behring. The guiding principles are to ensure internal and external equity of the executive compensation arrangements, to provide strong financial incentives for outstanding performance at reasonable cost to the shareholders, to reward and recognize significant performance of senior management, and ultimately to optimize the value of the shareholders’ investment and the success of the Company.

The executive compensation programs are consistent with a pay for performance philosophy; in that a substantial portion of the total direct compensation is variable and based on Company as well as individual performance.

The Company’s total cash compensation is targeted at the 75th percentile of competitive practice, with provisions for paying above the 75th percentile when challenging targets are overachieved. The annual incentive portion of the total cash compensation program is based on a sliding scale: when the targets are not achieved, total cash compensation will be substantially reduced. The Company’s long term incentive strategy is generally targeted at or above the 75th percentile; therefore, the total direct compensation is also targeted at or above the 75th percentile.

Compensation Components and Process

The Compensation Committee conducts an annual review of the total compensation of the Chief Executive Officer and the senior executives reporting to the Chief Executive Officer to assess the competitiveness of the Company’s total compensation program. The Compensation Committee believes that the direct competitors for our executive leadership and experience are not necessarily the companies that are included in the peer group index established to compare shareholder returns. Therefore, the Compensation Committee reviews compensation data for executives at companies outside of the companies in the peer group index in the performance graph included in this Proxy Statement.

The Compensation Committee engages an executive compensation consulting firm to provide the Compensation Committee with additional expertise in the evaluation of the Company’s executive compensation programs and market practices. This executive compensation consultant is retained by and reports directly to the Chairman of the Compensation Committee.

In 2005, the Compensation Committee reviewed executive compensation survey data and practices for eight companies in the medical instrument industry (“peer group companies”). In addition, the Committee also reviewed general industry compensation data for companies with $1 billion to $3 billion in annual revenue (“general industry comparable companies”), as these are the types of companies the Compensation Committee believes the Company competes with for executive talent. Based on the competitive data from the peer group and general industry comparable companies as well as overall company and individual performance, the Compensation Committee determines the competitive total compensation structure for the Chief Executive Officer and all senior executives reporting to the Chief Executive Officer.

To ensure proper internal controls are in place regarding the implementation of executive compensation decisions, the Compensation Committee instituted a mid-year internal audit in July of 2005. The audit was conducted by the Company’s Corporate Audit Advisory Services (CAAS) group. The Compensation Committee reviewed the results of the mid-year audit of executive compensation performed by the CAAS group and noted that the audit showed the Company was, in all material respects, in compliance with Company compensation and payment policies and that all executive compensation was properly paid.

In 2005, the Compensation Committee reviewed the current executive severance arrangements for executive officers. Market competitive data from various executive surveys and peer group companies were reviewed and considered. The Compensation Committee approved new severance arrangements including target bonus as part of the severance calculation, enhanced severance upon a change in control and a modified parachute tax gross-up provision for executive officers based on market competitive practices. A brief description of the terms and conditions is set forth on page 24 of this Proxy Statement. The Compensation Committee made no change to the severance arrangement and change in control provision for the Chief Executive Officer set forth in his employment agreement.

The Compensation Committee also reviewed the impact of recently-enacted Internal Revenue Code Section 409A deferred compensation requirements, implemented certain changes that can limit flexibility as to the timing of payments under plans in accordance with the deferred compensation requirements and intends to continue to monitor deferred compensation taxation as additional guidance is issued.

The primary components of Dade Behring’s executive compensation program are (1) base salary, (2) annual incentive bonus and (3) long-term, equity-based incentive awards. The executives receive a majority of their total compensation through performance-based incentive plans, which places a great proportion of their compensation at risk while closely aligning their interests with the interests of the Company and Dade Behring’s shareholders.

Base Salary

The Compensation Committee reviews annually the base salaries of the Chief Executive Officer and the other executive officers. Adjustments to base salaries result from an assessment of individual performance of each executive in relation to the executive’s scope of responsibility and a review of published executive compensation survey data from companies with approximately $1 billion to $3 billion in annual revenue. It is the Compensation Committee’s objective that total cash compensation (inclusive of base salary and target annual incentive) is generally positioned at or above the 75th percentile of total cash compensation levels for executives with similar responsibilities in comparable companies. Midyear adjustments of base salary may sometimes be made for significant increases in responsibilities and exceptional contributions.

Annual Incentive Programs

Dade Behring maintains annual incentive programs. The purpose of annual incentive programs is to provide short-term annual incentive compensation in the form of cash bonuses to key employees, including executives, in a form aligning financial reward to factors that relate to increases in Dade Behring’s shareholder value. Under the annual incentive programs, short-term financial objectives are reviewed and approved annually by the Compensation Committee at levels which generally represent improvement over prior years’ result in terms of the financial measures. The financial objectives approved by the Compensation Committee for fiscal year 2005 provided specific targets for net income, cash flow, EBITDA and revenue growth, with revenue growth added as one of the financial measures in 2005. The Compensation Committee believed that the four financial measures identified correlate with the Company’s overall strategy and are aligned with the interests of our shareholders. Also, these measures are valued and rated by external analysts.

The annual incentive program for the top five executives will be fully funded if the thresholds of all four financial measures are met. These financial measures are determined independent of each other. That is, funding for one objective may be earned and paid while the others may not, if the minimum thresholds for each measure are not achieved. If the performance is below the minimum threshold, there will be no payout. If performance exceeds the objective, the payout will be increased. The maximum total funding of the annual incentive program for the top five executives based on Company financial results is capped at $2.8 million for Mr. Reid-Anderson, 1 million Euros for Mr. Quinn and $1 million for each of the other three executives. Individual awards are based 60% on Company financial results (the four financial measures mentioned above) and 40% on individual performance. Each executive undertakes individual performance goals which may include both financial and non-financial objectives. Each executive is given a target bonus expressed as a percentage of base salary. The target bonus for the Chief Executive Officer is determined by the Compensation Committee based on the executive compensation analysis conducted by the external compensation consultant. The target bonus for the Chief Executive Officer in 2005 was 120% of his annual base salary. Bonus targets for the other executive officers are determined by the Compensation Committee after considering recommendations from the Chief Executive Officer. Bonus amounts are determined by comparing the extent to which financial performance during each measuring period has met or exceeded the financial objectives and the extent to which performance has met or exceeded the individual performance goals.

The annual incentive program is structured to reward participants for achieving exceptional performance. Annual incentive awards for the Chief Executive Officer and the other executive officers may be above the 75th percentile of competitive practice if target levels of performance and individual performance goals are achieved or exceeded. Bonus awards are reduced significantly if financial objectives or individual performance goals are not achieved.

For fiscal year 2005, the Company over-achieved all the Company financial targets established under the annual incentive program and the aggregate payout based on Company financial results was 178.5% of target. Awards to the Chief Executive Officer and the other executive officers are set forth in the Summary Compensation Table. These awards were based on the financial performance of the Company and the performance of the individuals as described above. Midyear discretionary bonuses may sometimes be made for exceptional performance and contribution.

In December of 2005, the Committee approved the annual incentive program for 2006. The Committee kept the plan structure generally consistent with the 2005 annual incentive program for continuity and simplicity. The Committee believes that an understanding of the program by participants will enhance the drive for results. Slight adjustments to the 2005 financial measures were made to ensure that these financial measures correlate with the Company’s strategy and are aligned with shareholders. For the 2006 plan, Earnings Per Share (EPS) replaces net income as the primary financial measure, while cash flow, EBITDA and revenue growth remain the other financial measures. The Committee will continue to evaluate the performance measures used under the annual incentive program annually.

Long-Term Equity Based Awards

The Compensation Committee engaged an external executive compensation consultant to analyze and report on the long term incentive (LTI) trends in May 2005. The trends report included an analysis of peer group and general industry LTI practices, the prevalence of LTI vehicles, competitive equity dilution levels and share utilization rates and equity-based compensation expense as a percentage of net income. In July of 2005, the external compensation consultant conducted a comprehensive analysis on competitive LTI opportunities for executives from both published executive compensation surveys and peer group companies. The Committee also reviewed the share utilization rates among peer group companies as well as the compensation expense associated with the grant of LTI awards.

The Compensation Committee considered different LTI vehicles to deliver long term incentives to the executives, such as time vested stock options and/or performance based restricted stock awards. The Committee considered the relative merits of option grants versus restricted stock awards, the fairness and reasonableness of the proposed stock option awards and the impact of the implementation of FAS 123R . Following the extensive discussion, the Committee determined that stock option awards were the most appropriate type of LTI award for 2005 due to their alignment with shareholders’ interests in increasing our stock price. The Committee will continue to review the possibility of utilizing other LTI vehicles in the future.

Stock options were granted under the 2004 Incentive Compensation Plan to executive officers and senior management on October 3, 2005. The grant price of these options was $35.94 which was the Fair Market Value on the date of grant. Stock options granted in 2005 will vest in equal installments over the next three years. The size of the individual awards was determined after considering published executive compensation survey data, internal grade level and individual contribution and performance over the past year. Based on the Company’s long term incentive philosophy, the number of stock options granted to executives was targeted at the 75th percentile of competitive practice. As a result of the outstanding financial performance of the Company resulting in significant increases in the value of Dade Behring stock, the actual value of the stock options granted in 2005 (based on Black-Scholes value) was at or above the 75th percentile of competitive practice.

The Compensation Committee strongly believes in linking the interest of management and shareholders. The Company has had stock ownership guidelines for the Chief Executive Officer and executive officers in place since October 2004. The holding guidelines specify five times annual base salary for the Chief Executive Officer and three times annual base salary for the other executive officers as the value of the number of shares that the executive officer should hold within five years of the effective date of the program. The Chief Executive Officer and the other executive officers all comply with their respective stock ownership guidelines.

Chief Executive Officer Compensation

At its February 2005 meeting, the Compensation Committee directed the external compensation consultant to review and analyze the total compensation package of the Chief Executive Officer, including base salary, annual incentive opportunity, total cash compensation, LTI opportunity and total direct compensation. The analysis referenced recently published executive compensation survey data from companies with approximately $1 billion to $3 billion in sales revenue, and peer group data. The base salary of the Chief Executive Officer approximates the 75th percentile of competitive practice. Actual total cash compensation exceeded the 75th percentile of competitive practice, which was directly attributed to the annual incentive award earned in 2004, in which Company performance significantly exceeded target performance for each of the financial measures. The value of stock options granted in 2005 approximated the 75th percentile of published survey data and was positioned between the median and the 75th percentile of peer group chief executive officers. As a result, actual total direct compensation received by the Chief Executive Officer in 2005 exceeded the 75th percentile of competitive published survey data but was positioned between the median and 75th percentile of peer group Chief Executive Officers. The Compensation Committee believes that this is reasonable based on the Company and Chief Executive Officer’s performance.

Effective April 2005, the Compensation Committee increased the base salary of Mr. Reid-Anderson by 6.2% based on the compensation analysis as well as the performance of Mr. Reid-Anderson. The Compensation Committee reviewed prior year-end and year-to-date financial performance and the performance contributions of Mr. Reid-Anderson and made an assessment of the extent to which he contributed to the realization of long term shareholder value. Mr. Reid-Anderson’s five key initiatives were to optimize customer relationship management, enhance test method penetration, focus product development, continue to enhance cash flow and productivity and build organizational excellence. Mr. Reid-Anderson is an exceptional leader leading a highly motivated and performing team. Mr. Reid-Anderson’s accomplishments in 2005 include leading the Company to record revenue growth, increased market share, consistent improvement in customer satisfaction surveys, focused product development, new product launches, successfully restructured debt and the fact that the Company outperformed both internal and external expectations.

Mr. Reid-Anderson’s annual incentive bonus for fiscal year 2005 was calculated by comparing the net income, cash flow EBITDA, and revenue growth achieved through year-end 2005 to the financial objectives set forth under the annual incentive program as described above. The Compensation Committee evaluated Mr. Reid-Anderson’s demonstrated performance against the five key initiative performance goals that had been established for him and made an assessment of Mr. Reid-Anderson’s leadership and the achievements toward long term corporate objectives and enhancing shareholder value. Based on the Compensation Committee’s application of the financial criteria under the annual incentive program and its further evaluation of Mr. Reid-Anderson’s individual performance, the Compensation Committee approved a bonus for fiscal year 2005 under the annual incentive program of $2.2 million for

Mr. Reid-Anderson. Mr. Reid-Anderson also received 240,000 non-qualified stock options at an exercise price of $35.94 per share on October 3, 2005 under the 2004 Incentive Compensation Plan.

Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code generally limits the Company’s income tax deduction for compensation paid in any taxable year to its chief executive officer or any of its four other highest paid executive officers to $1,000,000 per individual, subject to certain exceptions. The Compensation Committee considers the anticipated tax treatment to the Company and to the executive officers in its review and establishment of compensation programs and payments. The Compensation Committee has determined that it will not necessarily seek to limit executive compensation to that deductible under Section 162(m) of the Code. The Compensation Committee will continue to monitor developments and assess alternatives for preserving the deductibility of compensation payments and benefits to the extent reasonably practicable, consistent with its compensation policies and as determined to be in the best interest of the Company and its shareholders. The Committee believes that payouts under the annual incentive program and the option spread at the time of exercise are deductible under Section 162(m).

Conclusion

The Compensation Committee has reviewed the compensation of the Company’s executive officers and considers such compensation appropriate.

COMPENSATION COMMITTEE
James G. Andress, Chairperson
Jeffrey D. Benjamin, Committee Member
Alan S. Cooper, Committee Member
Beverly A. Huss, Committee Member

PERFORMANCE GRAPH

The following graph compares the changes in Dade Behring’s cumulative total shareholder return on its common shares with the Frank Russell 2000 Index, the Core Data Group—Medical Instruments and Supplies Index and the S&P 500 Index.

	FISCAL YEAR ENDING
COMPANY/INDEX/MARKET	10/03/2002	12/31/2002	6/30/2003	12/31/2003	6/30/2004	12/31/2004	6/30/2005	12/30/2005
Dade Behring Holdings Inc	100.00	91.76	133.00	210.24	279.53	329.41	382.75	482.25
Medical Instruments/Supls	100.00	107.49	127.32	156.82	182.58	186.32	188.22	196.39
Russell 2000 Index	100.00	105.73	123.75	153.71	163.96	180.60	177.30	186.60
S&P Composite	100.00	108.44	121.19	139.54	144.35	154.73	153.47	162.33

Assumes $100.00 invested on October 3, 2002 in each referenced group with reinvestment of dividends. Dade Behring Holdings, Inc. did not pay a dividend prior to June 20, 2005.

The Performance Graph is presented for the period beginning on October 3, 2002, the date on which our common stock began trading on the public market, and ending on December 31, 2005. Historical stock performance during this period may not be indicative of future stock performance.

Summary Compensation Table

The following table sets forth the compensation paid by the Company or its subsidiaries to our Chief Executive Officer and our four most highly compensated executive officers other than the Chief Executive Officer (the “named executive officers”) for services rendered in all capacities during the last three years.

		Annual Compensation			Long-Term Compensation Awards
Name And Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compen- sation($)(1)	Restricted Stock Awards	Securities Underlying Options(2)	All Other Compensation ($)(3)
James W.P. Reid-Anderson	2005	887,814	2,205,000	141,900	—	240,000	58,422
President and Chief	2004	865,240	2,033,266	124,571	—	120,000	49,892
Executive Officer	2003	794,215	1,629,342	130,783	—	268,230	2,484,226
Dominick M. Quinn	2005	591,547	986,532	95,569	—	90,000	—
Executive Vice President	2004	551,756	933,343	76,420	—	45,000	—
	2003	475,940	690,249	—	—	103,580	965,749
Hiroshi Uchida	2005	468,188	731,500	28,330	—	90,000	22,728
Executive Vice President	2004	458.446	684,735	—	—	45,000	22,039
	2003	411,154	660,050	141,482	—	87,880	798,843
John M. Duffey	2005	438,077	635,238	30,470	—	90,000	20,278
Chief Financial Officer	2004	416,154	592,328	—	—	45,000	19,359
	2003	351,923	568,307	—	—	65,880	687,228
Mark Wolsey-Paige	2005	410,106	654,500	30,325	—	90,000	18,552
Executive Vice President	2004	383,815	533,997	—	—	45,000	16,877
	2003	350,577	476,542	—	—	98,460	686,201

(1)          This column includes for Mr. Reid-Anderson home leave allowances of $43,487 for 2005, $30,220 for 2004 and $47,042 for 2003, premiums for supplemental long-term disability insurance and a tax gross-up for such payment of $56,693 for 2005, $49,351 for 2004 and $40,061 for 2003; for Mr. Quinn rental apartment expenses and a tax gross-up of $37,313 for 2005, $39,926 for 2004 and $40,696 for 2003, company car expenses and tax gross-up of $20,491 for 2005, $20,638 for 2004 and $19,577 for 2003; for Mr. Uchida an income adjustment to maintain his total compensation at the same level as his Japanese income of $111,142 for 2003. Pursuant to SEC rules, certain perquisites and personal benefits have not needed to be specifically identified in the Summary Compensation Table or the footnotes thereto because they were below certain thresholds. Commencing with 2005, we have listed perquisites and personal benefits even if they were below such thresholds. Such perquisites and personal benefits are set forth below:

	Auto Allowance($)	Financial Planning and Legal Service Allowance and Tax Gross-up($)	Executive Wellness Program($)	Gift and Tax Gross-up($)
James W.P. Reid-Anderson	24,000	16,515	1,205	—
Dominick M. Quinn	See above	14,927	5,044	11,214
Hiroshi Uchida	12,000	12,386	1,555	2,389
John M. Duffey	12,000	12,386	3,695	2,389
Mark Wolsey-Paige	12,000	12,641	3,295	2,389

In addition, the column includes for Mr. Quinn for 2005 $473 of group accident insurance contribution and a tax gross-up; and $2,555 for expenses in connection with business travel and a tax gross-up and $3,552 for an office gathering and a tax gross-up in each case deemed to be personal income under German law.

(2)          Stock option amounts presented for 2003 and 2004 have not been adjusted for the 2 for 1 stock split on August 29, 2005.

(3)          This column includes matching contributions to the tax-qualified 401(k) Savings Investment Plan and amounts credited to the Deferred Compensation Plan as follows:

	Year	Savings Investment Plan($)	Deferred Compensation Plan($)
James W.P. Reid-Anderson	2005	4,200	54,222
	2004	4,100	45,792
	2003	4,000	42,884
Hiroshi Uchida	2005	4,200	18,528
	2004	4,100	17,939
	2003	4,000	15,653
John M. Duffey	2005	4,200	16,078
	2004	4,100	15,259
	2003	4,000	14,038
Mark Wolsey-Paige	2005	4,200	14,352
	2004	4,100	12,777
	2003	4,000	13,011

This column also includes for 2003 the value of stock awards granted March 13, 2003 to Mr. Reid-Anderson of $437,341 and to each of Messrs. Quinn, Uchida, Duffey, and Wolsey-Paige of $119,190. The column also includes retention payments in 2003 for Messrs. Reid-Anderson, Quinn, Uchida, Duffey and Wolsey-Paige of $2,000,001, $846,559, $660,000, $550,000 and $550,000 respectively.

Option Grants in 2005

The following table sets forth information concerning individual grants of stock options made during 2005 to each of the executive officers named in the Summary Compensation Table.

	Individual Grants
	Number of Securities Underlying Options	% of Total Options Granted To Employees	Exercise or Base Price	Expiration	Potential Realizable Value At Assumed Annual Rates of Stock Price Appreciation For Option Term(2)
Name	Granted(1)	In Year	($/Per Share)	Date	5%	10%
					($)	($)
James W.P. Reid-Anderson	240,000	11.4	35.94	10/03/2015	5,424,593	13,746,985
Dominick M. Quinn	90,000	4.3	35.94	10/03/2015	2,034,223	5,155,119
Hiroshi Uchida	90,000	4.3	35.94	10/03/2015	2,034,223	5,155,119
John M. Duffey	90,000	4.3	35.94	10/03/2015	2,034,233	5,155,119
Mark Wolsey-Paige	90,000	4.3	35.94	10/03/2015	2,034,223	5,155,119

(1)          Non-qualified stock options granted under the Dade Behring 2004 Incentive Compensation Plan. Options for the number of shares of Dade Behring common stock indicated were granted effective October 3, 2005. The options become exercisable in equal installments on the first, second and third anniversary of the grant date. Vesting is accelerated upon a change of control and partially accelerated upon termination without cause.

(2)          The potential realizable values are shown in the table in conformity with Securities and Exchange Commission regulations, and are not intended to forecast possible future appreciation. The Company is not aware of any formula which will predict with reasonable accuracy the future appreciation of equity securities. No benefit can be realized by optionees without an appreciation in stock price, which will benefit all shareholders commensurately.

Aggregated Option Exercises in 2005 and Option Values as of December 31, 2005

The following table sets forth the shares acquired upon exercise of options during 2005 and the value received upon such exercise as well as the number and value of unexercised options as of December 31, 2005 for each of the executive officers listed in the Summary Compensation Table.

	Shares Acquired on	Value	Number of Securities Underlying Unexercised Options at December 31, 2005		Value of Unexercised in the Money Options at December 31, 2005(2)
Name	Exercise (#)	Realized(1)	Exercisable	Unexercisable	Exercisable	Unexercisable
James W.P. Reid-Anderson	800,000	18,827,276	485,648	507,292	14,436,647	6,662,738
Dominick M. Quinn	41,432	1,324,895	267,192	191,432	8,270,145	2,544,227
Hiroshi Uchida	162,584	3,668,253	127,880	185,152	3,670,259	2,342,100
John M. Duffey	90,000	2,044,111	286,344	176,352	8,786,437	2,058,868
Mark Wolsey-Paige	296,030	8,155,994	85,986	189,384	2,232,800	2,481,311

(1)          The value realized is the difference between the fair market value of the underlying Common Stock at the time of exercise and the aggregate exercise price of the options.

(2)          The value of unexercised in-the-money options as of December 31, 2005 was calculated by subtracting the exercise price from the fair market value of common stock on that date ($40.87), and multiplying the difference by the number of shares subject to the options.

Employment Contracts, Termination of Employment and Change in Control Arrangements

Arrangements with Mr. Reid-Anderson

Dade Behring Inc. has an employment agreement with Mr. Reid-Anderson dated June 1, 2001 and a supplemental letter dated November 20, 2001, which we refer to collectively, as the “Employment Agreement,” which extends until terminated by Dade Behring Inc. or Mr. Reid-Anderson. Under the terms of the Employment Agreement, Mr. Reid-Anderson serves as President and Chief Executive Officer of Dade Behring Inc. The Employment Agreement provides that so long as Mr. Reid-Anderson serves as Chief Executive Officer of the Company, he will also be appointed to serve as a director on our Board of Directors and that of Dade Behring Inc. The Employment Agreement provides for a base salary, an annual target bonus, an incremental retention payment, change of control parachute gross-up payments, if necessary, and perquisites, including an automobile allowance and reimbursement of expenses incurred for home leave travel. Mr. Reid-Anderson’s base salary is subject to the review of the Board of Directors on an annual basis and the award of the annual target bonus and the incremental retention payment are based upon the achievement of specific bonus targets and specified objectives, respectively. Mr. Reid-Anderson is eligible under the Employment Agreement to participate in all of the benefit programs for which our senior executive employees are generally eligible. For purposes of determining his participation in our cash balance pension program, however, his benefits accrue as though he had provided two years of service for every one year of service that he actually provides.

In the event Mr. Reid-Anderson is terminated without cause or resigns for good reason, the Employment Agreement provides that he shall receive an amount equal to twice his base salary plus twice his target bonus for the year in which his employment ended. In such event, Mr. Reid-Anderson will also continue to receive the perquisites described above and participate in our health program for 24 months after the date of his termination. In the event that his employment is terminated due to his death or disability, the terms of the Employment Agreement provide that he shall receive a bonus equal to the bonus that he would have received had he remained employed for the entire year, pro rated for the number of days that he was employed during that year. In addition, in the event that his employment is terminated without cause or due to his death or disability or by him for good reason, option vesting will accelerate as though the next option vesting date had occurred. With a termination due to death or disability, Mr. Reid-Anderson’s options will generally remain exercisable for 12 months after the termination.

The Employment Agreement also incorporates standard noncompete and non-solicit provisions applicable to the period of his employment and for two years thereafter, unless Mr. Reid-Anderson’s employment is terminated by reason of material breach by us of our obligations to him under the Employment Agreement. As a condition to receiving the severance payments described above, Mr. Reid-Anderson must not be in material breach of the Employment Agreement and must execute a general release in our favor.

Severance Agreements

In 2005, Dade Behring entered into a revised Executive Severance Agreement with each of the executive officers other than Mr. Reid-Anderson. In the event that the executive is involuntarily terminated (as defined in each severance agreement), the executive is entitled to receive (1) continuation of his base salary for a period of 12 months from the date of termination, (2) a bonus equal to the target bonus in the year of termination, payable over 12 months from the date of termination in regular payroll installments and (3) a bonus equal to the bonus the executive would have received had the executive remained employed for the entire bonus period ( the amount to be determined by the Compensation Committee or the Board in good faith), prorated based on the number of days that have elapsed during the year through the date of termination and payable in accordance with normal Company policy.

The Executive Severance Agreement also provide that if an involuntarily termination occurs upon or within two years after or in anticipation of a change in control, as defined in the 2004 Incentive Compensation Plan, the executive is entitled to receive in one lump sum payment within thirty (30) days after the involuntary termination, two times the annual base salary and two times the higher of the target bonus in the year of termination or the target bonus in the preceding year. In addition with respect to such involuntary termination the executive will be entitled to receive a bonus equal to the greater of (1) a bonus equal to the bonus that would have been paid had the executive remained employed for the entire bonus period or (2) the target bonus for the entire bonus period, in each case prorated on the number of days that have elapsed during the year through the date of termination. The executive will also be entitled to receive no later than thirty (30) days after the involuntary termination the bonus, if any, for the preceding bonus period which was determined for the executive, to the extent that such bonus has not yet been paid, and if the bonus for such preceding period has not yet been determined prior to a change in control, the bonus for such preceding period shall not be less than the greater of (1) the target bonus for such period or (2) the bonus calculated under such bonus plan and payable in accordance with normal Company policy.

The Executive Severance Agreements provide for executive outplacement services in the event of involuntary termination and for continued participation in Company sponsored health benefits for twelve months after the date of involuntary termination not on account of a change in control and twenty-four months if the involuntary termination is on account of a change in control.

If the payments or distributions made to the executive as a result of a change in control would be subject to the excise tax imposed by section 4999 of the Internal Revenue Code, we will make an additional “gross-up” payment to the executive, such that the executive would retain the same amount, net of taxes that he would have retained had the excise tax not been triggered. However, if such payments and distributions do not exceed 110% of the level that triggers the excise tax, those payments and distributions will be reduced to the level necessary to avoid the need for any additional gross-up payment.

The Executive Severance Agreements also contain standard non-compete and non-solicit provisions applicable to the period of the executive’s employment and for one year thereafter and is extended to two years if the involuntary termination is on account of a change in control. As conditions to receiving the severance payments described above, the executive must not have breached the terms of the Executive Severance Agreement and must execute a general release in our favor.

Other Change in Control Arrangements

Dade Behring’s 2002 Management Stock Option Plan, 2002 Chief Executive Officer Plan and 2004 Incentive Compensation Plan provide that, as of the date of a “change in control,” any outstanding options will become fully exercisable and vested. The plans use definitions of change in control that generally include: (i) an acquisition by any individual, entity or group of beneficial ownership of at least a percentage (50% for the 2002 Management Stock Option Plan and 2002 Chief Executive Officer Plan and 30% for the 2004 Incentive Compensation Plan) of the combined voting power of our then outstanding voting securities entitled to vote generally in the election of directors; (ii) a change in the composition of a majority of our Board of Directors which is not supported by our current Board of Directors; (iii) subject to certain exceptions, the consummation of a merger, reorganization, consolidation or similar event or the sale or other disposition of all or substantially all of our assets; or (iv) the approval of the shareholders of our complete liquidation or dissolution.

Pension Plans

Dade Behring Inc. maintains a defined benefit pension plan (the “Pension Plan”) for the benefit of its United States employees, including executive officers. Under the cash balance formula design, Dade Behring Inc. posts quarterly cash balance credits to each participant’s individual account. The credits range from 4% to 10% of pay for the calendar quarter, depending on a participant’s combined age and years of service as of December 31 of the previous year. The following table sets forth the annual cash balance credits based on pay, age and service:

Points for Age plus Service as of December 31 of the Previous Plan Year	Dade Behring Inc.’s Quarterly Cash Balance Credits as a Percent of Pay
Less than 35	4%
35 to 44	5%
45 to 54	6%
55 to 64	7%
65 to 74	8%
75 to 84	9%
85 and more	10%

The credits are posted to a participant’s account at the end of each calendar quarter, based on the participant’s pay for that quarter. Interest credits are also posted to a participant’s account as of the end of each calendar quarter based on (1) the participant’s balance for the previous quarter and (2) one-fourth of the prevailing annual rate of return for 10-year United States Treasury bills as of the end of the previous quarter. Regardless of the prevailing annual rate, the Pension Plan will credit a participant’s account with a minimum annual rate of 5% and a maximum annual rate of 10% in interest. The named executive officers that are covered under the Pension Plan had the following annual benefit accrued as of December 31, 2005 and payable at age 65 as follows: Mr. Reid-Anderson, $22,813; Mr. Uchida, $15,045; Mr. Duffey, $24,162 and Mr. Wolsey-Paige, $32,666.

Dade Behring Inc. also maintains a Supplemental Pension Plan that provides eligible individuals, including executive officers, with the difference between the benefits they actually accrue under the Pension Plan and the benefits they would have accrued under such plan but for the maximum benefit and compensation limitations imposed by law. Vesting of benefits is determined by reference to each participant’s vested percentage under the Pension Plan. Participants’ account balances are credited with earnings based upon the benefit accrual rate for the Pension Plan. Benefits under the Supplemental Pension Plan are payable upon death, disability, retirement or separation from service and are payable from our general assets. Supplemental Pension Plan distributions are made in a lump sum. The named executive officers that are covered under the Supplemental Pension Plan had the following annual benefit accrued as of December 31, 2005 and payable at age 65 as follows: Mr. Reid-Anderson, $323,824; Mr. Uchida, $48,354; Mr. Duffey, $45,102; and Mr. Wolsey-Paige, $49,899.

Dade Behring Holding GmbH maintains a pension plan (the “German Pension Plan”) for the benefit of its German employees. Mr. Quinn is covered under the German Pension Plan. For the year 2005, employees contributed between 1.5% and 2.5% of pensionable income up to the social security contribution ceiling (5,200 Euros/month for 2005), which is half the amount contributed by Dade Behring Holding GmbH. An additional notional contribution of between 11.5% and 15.0% of pensionable income above the social security contribution ceiling is credited by Dade Behring Holding GmbH. In addition, Mr. Quinn is entitled by agreement to an additional supplemental pension benefit for each year of employment through 2011. The contribution for 2005 was approximately 30,677 Euro. Pension benefits are paid out in the form of a monthly annuity which is actuarially determined based on aggregate contributions and imputed earnings. At December 31, 2005, Mr. Quinn had an annual pension benefit accrued and payable at age 65 of 87,493 Euro. Assuming a conversion rate of 0.84739 from Euros to United States dollars, at December 31, 2005 Mr. Quinn had an annual pension benefit accrued and payable at age 65 of $103,250.

ANNUAL REPORT ON FORM 10-K

Dade Behring’s Annual Report on Form 10-K, including exhibits, is available on Dade Behring’s internet site at www.dadebehring.com. Dade Behring will furnish without charge, upon the written request of any person who is a shareholder or a beneficial owner of Common Stock of Dade Behring Holdings, Inc., a copy of Dade Behring’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for our most recent fiscal year but not including exhibits. Requests should be directed to the attention of Investor Relations at Dade Behring’s principal executive offices at 1717 Deerfield Road, Deerfield, Illinois 60015-0778.

* * *

By Order of the Board of Directors
Louise S. Pearson Vice President, General Counsel and Corporate Secretary
April 12, 2006

Getting to Dade Behring by Car

From the city
Follow the Kennedy Expressway (I 90/94) west
to Edens Expressway (I 94) and U.S. Route 41.
After the Dundee Road exit, move to right lane
and exit right to I 94, Wisconsin.
After the toll booth, $1; move to the right lane
and exit right toward Deerfield Road.
Exit at Deerfield Road. You will see
Dade Behring’s red brick building on your right
as you approach the Deerfield Road exit ramp.
Turn right at the top of the exit ramp onto
Deerfield Road (heading east).
Stay in the far right lane and execute a
180° right turn at the first stop light, which is
Castlewood.
Follow the frontage road west and then turn right,
into the north parking lot.
Enter the Dade Behring headquarters building
through the north entrance.

From the north on U.S. Route 41
Travel south on U.S. Route 41.
Exit west at Deerfield Road.
Turn left (south) at Castlewood (one block after

Wilmot) and then an immediate right turn (west) onto a frontage road.
Follow the frontage road west and then turn right, into the north parking lot.
Enter the Dade Behring headquarters building through the north entrance.

From the north on I 294
Travel south on I 294.
Exit east at Lake Cook Road.
Turn left (north) onto Wilmot Road.
Turn left (west) onto Deerfield Road.
Turn left (south) at Castlewood (one block after Wilmot) and then an immediate right turn (west) onto a frontage road.
Follow the frontage road west and then turn right, into the north parking lot.
Enter the Dade Behring headquarters building through the north entrance.

From the west
From I 90, take I 294 toward Wisconsin.
Exit at Deerfield Road. You will see Dade Behring’s red brick building on your right as you approach the Deerfield Road exit ramp.
Turn right at the top of the exit ramp onto Deerfield Road (heading east).
Stay in the far right lane and execute a 180° right turn at the first stop light, which is Castlewood.
Follow the frontage road west and then turn right, into the north parking lot.
Enter the Dade Behring headquarters building through the north entrance.

From the south (including O’Hare airport)
Take I 294 North, toward Wisconsin.
Exit at Deerfield Road. You will see Dade Behring’s red brick building on your right as you approach the Deerfield Road exit ramp.
Turn right at the top of the exit ramp onto Deerfield Road (heading east).
Stay in the far right lane and execute a 180° right turn at the first stop light, which is Castlewood.
Follow the frontage road west and then turn right, into the north parking lot.
Enter the Dade Behring headquarters building through the north entrance.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF
ALL NOMINEES OF THE BOARD OF DIRECTORS IN PROPOSAL 1.				Please Mark Here for Address Change or Comments

SEE REVERSE SIDE

1.	ELECTION OF DIRECTORS

With respect to any other matter that properly comes before the Annual Meeting, the proxy holders will vote as recommended by the Board of Directors, or if no recommendation is given, in their own discretion in the best interests of Dade Behring. At the date this Proxy Statement went to press, the Board of Directors had no knowledge of any business other than that described in this Proxy Statement that would be presented for consideration at the Annual Meeting.

Nominees:
	01 James W. P. Reid-Anderson	FOR	WITHHOLD
	02 Jeffrey D. Benjamin	all nominees listed	AUTHORITY
	03 Alan S. Cooper	(except as marked to	to vote for all
	04 Beverly A. Huss	the contrary)	nominees listed

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment.

Withheld for the nominees you list below: (Write that nominee’s name
in the space provided below.)				I PLAN TO ATTEND
THE MEETING

Signature			Signature	Date

Please sign exactly as your name appears on this Voting Form. If shares are registered in more than one name, the signatures of all such persons are required. A corporation should sign in its full corporate name by a duly authorized officer, stating such officer’s title. Trustees, guardians, executors and administrators should sign in their official capacity giving their full title as such. A partnership should sign in the partnership name by an authorized person, stating such person’s title and relationship to the partnership.

 FOLD AND DETACH HERE

Vote by Telephone or Mail

24 Hours a Day, 7 Days a Week

Telephone voting is available through 11:59 PM Eastern Time

the day prior to annual meeting day.

Telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Telephone 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.		Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

OR

If you vote your proxy by telephone, you should NOT mail back your proxy card.

If you are located outside of the United States,

the delivery of your Proxy MUST be via MAIL

You can view the Annual Report and Proxy Statement

on the internet at www.dadebehring.com

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

DADE BEHRING HOLDINGS, INC.

The undersigned hereby appoints John M. Duffey and David G. Edelstein, and each of them with power to act without the other and with full power of substitution, as proxies, agents and attorneys-in-fact, and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Dade Behring Holdings, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the Company to be held May 24, 2006 or any postponement or adjournment thereof, with all powers which the undersigned would possess if present at the Meeting.

(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

 FOLD AND DETACH HERE

You can now access your Dade Behring Holdings, Inc. account online.

Access your Dade Behring Holdings, Inc. shareholder account online via Investor ServiceDirect® (ISD).

Mellon Investor Services LLC, Transfer Agent for Dade Behring Holdings, Inc., now makes it easy and convenient to get current information on your shareholder account.

• View account status	• Make address changes
• View certificate history	• Establish/change your PIN
• View book-entry information

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